UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2013

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Louisville, KY	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On June 26, 2013, the Registrant’s Board of Directors authorized an increase in the number of directors, which constitute the entire Board of Directors, from six to seven and designated the new directorship as part of the third class of directors with terms expiring at the annual meeting of the stockholders in 2016.

On June 26, 2013, the Board of Directors appointed Kathy Widmer to fill the vacancy.  Ms. Widmer will be compensated in accordance with the Registrant’s previously adopted non-employee director compensation schedule as disclosed in the Registrant’s proxy statement for the 2013 annual meeting of stockholders.  In connection with her appointment, the Compensation Committee granted Ms. Widmer 12,750 restricted stock units, of which 4,250 vest on January 7, 2014, and 8,500 vest on January 7, 2015, provided she continues to serve on such date.

Ms. Widmer is currently the Executive Vice President and Chief Marketing Officer of Elizabeth Arden, Inc. In this role, she is responsible for the global growth strategy and marketing execution of the Elizabeth Arden Brand as well as the company’s extensive portfolio of fragrances.  Prior to joining Elizabeth Arden, Ms. Widmer spent 21 years with Johnson & Johnson where she held numerous marketing management positions within the consumer group of companies, including Vice President of Marketing for over-the-counter drugs.  Ms. Widmer is a graduate of the US Military Academy in West Point, N.Y. and served for 5 years as a US Army officer. She held positions of increasing responsibility in the Field Artillery, reaching the rank of Captain and Battery Commander of a 400 soldier training unit at Fort Sill, Oklahoma.

Except as otherwise disclosed herein, there are no transactions between the Registrant and Ms. Widmer requiring disclosure under this Item 5.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: June 26, 2013	By:	/s/ Scott M. Colosi
Scott M. Colosi
President